Exhibit 99.1

          Moody's Affirms Triple-A Rating for MBIA Insurance
   Corporation and Changes Outlook to Negative Pending Capital Plan
                            Implementation


    ARMONK, N.Y.--(BUSINESS WIRE)--Dec. 14, 2007--MBIA Inc. (NYSE:MBI) today announced that Moody's has affirmed the Triple-A insurance financial strength ratings for MBIA Insurance Corporation. The Company also announced that Moody's changed its Outlook for MBIA Insurance Corporation to Negative from Stable pending implementation of the commitment to invest $1 billion by Warburg Pincus previously announced and other elements of its total capital management plan.

    Gary Dunton, MBIA Chairman and Chief Executive Officer said, "We are pleased with Moody's affirmation of our Triple-A ratings, and we are confident that we will promptly implement the remaining components of the capital plan presented to Moody's and return to Stable
Outlook."

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiaries, MBIA Insurance Corporation, MBIA UK Insurance Limited and MBIA Mexico have financial strength ratings of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services and Fitch Ratings. MBIA has offices in London, Madrid, Mexico City, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA's Web site at www.mbia.com.


    CONTACT: MBIA Inc.
             Elizabeth James, 914-765-3889
             elizabeth.james@mbia.com
             Willard Hill, 914-765-3860
             willard.hill@mbia.com